Exhibit 10.10
OPERATING AGREEMENT
     THIS AGREEMENT, entered into as of the sixth day of May, 1993, by and between REFINERY HOLDING COMPANY L.P., a Delaware limited partnership (“RHC”), and CHEVRON U.S.A. INC, a Pennsylvania corporation (“Chevron”).
W I T N E S S E T H:
     WHEREAS, Chevron owns and operates a petroleum products refinery located at 6501 Trowbridge Drive, El Paso, Texas (the “Chevron Refinery”);
     WHEREAS, concurrently herewith RHC has acquired the currently closed petroleum products refinery located at 6500 Trowbridge Drive, E1 Paso, Texas (the “EPR Refinery”);
     WHEREAS, RHC and Chevron believe that significant efficiencies and synergies can be achieved by utilizing certain of the processing units at the EPR Refinery in connection with the refining of crude oil at the Chevron Refinery and Chevron has trained personnel qualified to operate the EPR Refinery;
     WHEREAS, RHC is willing to allow Chevron to utilize various operating units at the EPR Refinery in connection with Chevron’s operations at the Chevron Refinery; and
     WHEREAS; RHC desires that from time to time (as RHC may request) Chevron process for RHC certain quantities of crude oil into finished petroleum products and Chevron is willing to do so on the terms and conditions set forth herein;
     NOW, THEREFORE, the parties hereto agree as follows:

     1. Term.
          The initial term of this agreement shall commence on the date of this agreement (the “Commencement Date”), and shall continue until December 31, 2003. Chevron shall have the option to extend such initial term for two successive periods of five years each by giving RHC at least one year’s prior written notice of Chevron’s intention to exercise each such option. If Chevron fails to exercise either such option, RHC shall have during the remainder of the term of this agreement (i) a right of first refusal to purchase the Chevron Refinery and (ii) the right to purchase the Chevron Refinery at the book value thereof.
     2. Use of EPR Facilities.
          (a) During the term of this agreement, Chevron shall have the exclusive right to utilize all facilities and equipment at the EPR Refinery except those specified in Exhibit A (the “Excluded Facilities”). (The facilities and equipment at the EPR Refinery which Chevron has the exclusive right to use during the term hereof, i.e., all facilities at the EPR Refinery other than the Excluded Facilities, are hereinafter referred to as the “Designated Facilities”.) The Designated Facilities shall, to the extent rights thereto are acquired by RHC (and RHC shall use all commercially reasonable efforts to obtain such rights), include all equipment and facilities located on pipeline and utility rights of way appurtenant to the EPR Refinery, including but not limited to those described in Exhibit B. Chevron shall at all times have the right at its own expense to make such modifications, rearrangements or additions to the Designated Facilities as Chevron may deem desirable to provide for the appropriate operation of the Designated Facilities in conjunction with the Chevron Refinery (the Designated Facilities and the Chevron Refinery being sometimes hereinafter collectively referred to as the “Combined Facility”). Chevron, at its own expense, shall cause the major processing units included within the Designated Facilities to be maintained in good order and repair, subject to normal wear and tear, in accordance with normal industry practice, and in accordance with the same standards applied by Chevron to the maintenance of the Chevron Refinery and other refineries in Chevron’s U.S. refinery system. Chevron shall diligently endeavor to comply with all governmental laws, rules, regulations, orders, permits and licenses applicable to the maintenance and operation of the Designated Facilities. Title to any improvements, changes, rearrangements, repairs, replacements (excluding vehicles), or reconfigurations made by Chevron to the Designated Facilities shall immediately vest in RHC. Chevron may abandon, and shall have no obligation to maintain, all equipment and facilities included within the Designated Facilities other than major processing units, and also may abandon, and shall have no obligation to maintain, major processing units included within the Designated Facilities which have reached the end of their useful life as reasonably determined by Chevron in accordance with normal industry practice. Whenever Chevron elects to abandon any such equipment, it shall give RHC written notice of such abandonment. Chevron shall have the right, by written notice to RHC given prior to the end of the Transition Period referred to in Section 5, to add to the Excluded Facilities any storage tanks which Chevron elects not to utilize. RHC shall be responsible for any costs and expenses associated with disposing of any wastes that may be located in any such tanks so added to the Excluded Facilities.
          (b) RHC may use the Excluded Facilities for any purpose which does not interfere with the operation of the Designated Facilities and the Chevron Refinery.
          (c) RHC shall use its best efforts to cause all governmental permits necessary for the operation of the Designated Facilities to be transferred to Chevron or, if such permits are not transferable, shall cooperate fully with Chevron’s efforts to obtain new permits in Chevron’s name with regard to the Designated Facilities. RHC shall cooperate fully with Chevron’s efforts to obtain any necessary new permits for connections between the Chevron Refinery and the Designated Facilities. Chevron shall keep RHC fully advised of all significant developments with regard to obtaining such permits. If any such permits have not been transferred to Chevron or Chevron has not been able to obtain any such necessary new permits in its own name within six months following the Commencement Date, Chevron shall have the right to terminate this agreement by written notice to RHC.
          (d) Upon termination of this agreement, Chevron shall have the right, but not the obligation, to remove from the EPR Refinery any new process unit added to the EPR Refinery by Chevron and any connections between the Designated Facilities and the Chevron Refinery; provided, however if RHC determines in good faith that failure to remove any such new unit shall be a material burden for RHC, RHC shall have the right to require that Chevron remove the same. Upon such removal Chevron shall repair any damage that may have been occasioned thereby. Upon the termination of this agreement, Chevron shall return possession of all major processing units within the Designated Facilities to RHC in good working order, except for any such major processing units previously abandoned by Chevron pursuant to Section 2(a).
     3. Processing Agreement.
          (a) Chevron agrees to process West Texas Intermediate crude oil at the Combined Facility for RHC during the term of this agreement. All crude oil to be processed on behalf of RHC shall meet the quality requirements set forth in Exhibit C.
          (b) For all crude oil provided to Chevron by RHC and processed hereunder by Chevron for RHC, Chevron shall deliver to RHC a 95% yield (based on the volume of crude oil processed) of petroleum products, as follows: (60% regular unleaded motor gasoline, 20% jet fuel (including 2,000 barrels per day of military jet fuel), 10% low sulphur diesel fuel, and 5%

high sulfur diesel fuel. For example, for each 25,000 barrels of West Texas Intermediate crude oil processed by Chevron for RHC, RHC shall be entitled to receive 15,000 barrels of regular unleaded motor gasoline, 3,000 barrels of commercial jet fuel, 2,000 barrels of military jet fuel, 2,500 barrels of low sulfur diesel fuel, and 1,250 barrels of high sulfur diesel fuel. All such products shall conform to the quality specifications set forth in Exhibit D. Notwithstanding the foregoing, it is understood and agreed that military jet fuel and low sulfur diesel fuel shall not be available to RHC until October 1, 1993, and that prior to such date, RHC shall receive commercial jet fuel in lieu of military jet fuel and high sulfur diesel fuel in lieu of low sulfur diesel fuel.
          (c) In consideration for such crude oil processing, RHC shall pay to Chevron a processing fee of $1.20 per barrel of crude oil processed, payable by wire transfer of immediately available funds on the last business day of the month following the month in which such processing occurs. Such processing fee shall be subject to adjustment during the term of this agreement as provided in Exhibit E.
          (d) To the extent nominated by RHC pursuant to Section 3(g), Chevron shall, during the term of this agreement process for RHC at the Combined Facility up to 25,000 Barrels per Day (the “Base Volume”) of West Texas Intermediate crude oil. If during any three-month period the total quantity of crude oil inputs to the Combined Facility exceeds 90,000 barrels per day, the quantity of West Texas Intermediate crude oil to be processed by Chevron for RHC for the subsequent month shall be increased (over the Base Volume) by an amount equal to 30% of the average amount (on a per-day basis) by which total crude oil inputs to the Combined Facility during the prior three-month period exceeded 90,000 barrels per day. RHC shall have no right to have additional quantities of crude oil (over 25,000 barrels per day) processed by Chevron hereunder to the extent that crude oil inputs to the Combined Facility in excess of 90,000 barrels per day are properly attributable to new process units, or discretionary capital improvements to existing processing units, installed by Chevron at Chevron’s sole expense; provided that this limitation shall not apply if RHC, by written notice to Chevron, agrees that the per barrel processing fee otherwise provided for in Section 3(c) shall be increased by an amount equal to:
     (The initial cost of such discretionary capital improvements) times 12% times 30% times (1/25,000) times (1/365), to reflect Chevron’s investment in such discretionary capital improvements.
          (e) Chevron shall keep strict accounting records of all crude oil delivered to the Combined Facility by RHC, of all crude oil processed by Chevron for RHC, of all products produced for RHC, and of all products lifted from the Combined Facility by RHC. Notwithstanding Section 3(b), RHC shall have no right (following the Transition Period referred to in Section 5) to lift any products from the Combined Facility unless RHC has established at the Combined Facility a minimum crude oil balance on Chevron’s books of at least 325,000 barrels. If at the end of any day, RHC’s crude oil balance would otherwise fall below 325,000 barrels, the quantity of crude oil deemed run for RHC during that day shall be reduced in order to maintain a minimum crude oil balance in favor of RHC of 325,000 barrels. Following termination of this agreement, RHC shall be entitled to receive from Chevron a yield of products (upon payment of the then-current processing fee) based on the crude oil balance in favor of RHC on the date of termination.
          (f) Subject to Sections 7 and 11, Chevron’s obligation to deliver products to RHC as specified in this Section 3 shall remain in effect regardless whether Chevron is utilizing the Designated Facilities for the processing of crude oil, and any election by Chevron not to utilize the Designated Facilities shall not affect in any way the obligations of Chevron hereunder.
     4. Crude Oil and Product Nominations and Deliveries.
          (a) RHC shall have no obligation to nominate crude oil hereunder and may at its option nominate for any calendar month any quantity of crude oil between 0 and 25,000 Barrels per Day. (Quantities in excess of 25,000 barrels per day may be nominated only to the extent authorized by Section 3(d).) RHC shall deliver crude oil to the Combined Facility by pipeline ratably over the month.
          (b) At least ten days prior to the beginning of any calendar month during the term of this agreement, RHC shall advise Chevron in writing of (i) RHC’s crude oil nominations, (ii) the schedule for its crude oil deliveries during the applicable month, and (iii) the schedule for its pipeline product deliveries for the applicable month. At the same time, RHC shall provide Chevron with RHC’s tentative nominations, crude oil delivery schedule, and pipeline product delivery schedule for the following month. RHC and Chevron shall cooperate in scheduling such deliveries.
          (c) RHC shall lift products from the Combined Facility reasonably evenly over the month. If at any time RHC’s failure to lift such products creates operating difficulties at the Combined Facility, Chevron may (after consultation with RHC in an effort to resolve the problem) suspend RHC’s right to process crude oil at the Combined Facility until the problem is corrected. Products shall be delivered by Chevron to RHC into pipelines at the Combined Facility as directed by RHC; provided that RHC shall be entitled to lift products from the truck loading rack at the Combined Facility pursuant to such terms and conditions as may be negotiated between the parties.

     5. Transition Period.
          Notwithstanding Section 3, the maximum crude oil quantities that RHC may have processed by Chevron hereunder during the period between the Commencement Date and November 30, 1993 (while the Combined Facility is being connected to and integrated with the Chevron Refinery) (the “Transition Period”) shall be as follows:

Month	Barrels per Day
May	0
June	5,000
July	5,000
August	10,000
September	10,000
October	15,000
November	20,000
The minimum crude oil balance required of RHC pursuant to Section 3(e) shall be phased in as appropriate to accommodate such Transition Period.
     6. Mandatory Expenditures.
          (a) As used in this agreement, “Mandatory Expenditures” means:
     (1) Expenditures required because changes in applicable laws and regulations mandate a change in permissible product specifications and capital investment is necessary to allow the Combined Facility to continue to produce at least 90,000 barrels per day of marketable products;
     (2) Expenditures required because changes in applicable laws and regulations require that capital investments be made at the Combined Facility in order to allow the Combined Facility to continue to meet environmental or other compliance standards; or

     (3) Environmental cleanup or remediation expenses incurred by Chevron in connection with the Combined Facility other than those referred to in Sections 9(d) and 9(e) hereof.
          (b) If in any calendar year during the term hereof Mandatory Expenditures are required at the Combined Facility in excess of $10 million, Chevron shall so notify RHC in writing and RHC and Chevron shall meet and confer regarding appropriate modifications to this agreement to address such Mandatory Expenditures. If the parties are unable to agree to such modifications within 30 days following the time such notice is given to RHC by Chevron, then this agreement shall continue in effect and Chevron shall cause such Mandatory Expenditures to be made; provided that the per barrel processing fee otherwise provided for in Section 3(c) shall be increased by an amount equal to:
     (The initial cost of such Mandatory Expenditures in excess of $10 million) times 12% times (1/90,000) times (1/365), to reflect the value of such Mandatory Expenditures by Chevron. An example of such calculation is set forth in Exhibit F. Such processing fee shall be subject to being increased only for Mandatory Expenditures incurred by Chevron in years subsequent to 1993. Any such increased fee shall apply beginning with the first calendar month during the year after the month during which the $10 million threshold is exceeded, and shall be further increased thereafter to reflect additional Mandatory Expenditures by Chevron during such year.
     7. Casualty and Insurance.
          (a) Neither Chevron nor RHC shall have any obligation to insure the Designated Facilities, but either may do so at its option. In the event of any casualty to the Designated Facilities, Chevron shall have no obligation to repair or replace the Designated

Facilities unless such casualty was the result of gross negligence or willful misconduct by Chevron or its employees or agents. In the event of any casualty to the Designated Facilities, RHC shall have no obligation to repair or replace the Designated Facilities, but shall have the right to do so should it so elect.
          (b) In the event of any material casualty to the Designated Facilities or the Chevron Refinery, the obligations of the parties under Sections 3 and 4 (and, if applicable, Section 5) hereof shall be suspended for such period of time as would be required for Chevron with due diligence to repair the effect of the casualty. If the Combined Facility is able to operate at a reduced level despite such casualty, RHC’s entitlement to process crude oil and to receive petroleum products pursuant to Section 3 shall be adjusted in a fair and equitable manner to properly allocate the effect of the casualty between the parties.
          (c) Notwithstanding Section 7(b), Chevron shall have no obligation to repair or replace any casualty to the Designated Facilities or to the Chevron Refinery; provided that following that time period which would be reasonably required with due diligence to repair the effect of such casualty, Chevron’s obligations to provide products to RHC as provided in Section 3 shall resume.
          (d) If any casualty renders any of the Designated Facilities inoperable and Chevron elects to reconstruct any such facility, such facility shall be rebuilt on the EPR Refinery and shall thereafter be deemed to be part of the Designated Facilities.
     8. Property Taxes.
          RHC shall pay any and all property taxes on the EPR Refinery, the Designated Facilities, and all facilities located at the EPR Refinery, except any facilities which may be installed on the EPR Refinery which are owned by Chevron. Chevron shall pay all property taxes related to the Chevron Refinery and to any equipment installed by Chevron and owned by Chevron at the EPR Refinery.
     9. Environmental Liabilities.
          (a) Except as otherwise provided herein, Chevron shall have no liability for any environmental contamination which resulted from operations at the EPR Refinery prior to the Commencement Date regardless whether such contamination is now or hereafter located on or off the EPR Refinery, and RHC hereby agrees that Chevron has no responsibility therefor. Except as otherwise provided herein, RHC shall have no liability for any environmental contamination which resulted from operations at the Chevron Refinery regardless whether such contamination is now or hereafter located on or off the Chevron Refinery, and Chevron hereby agrees that RHC has no responsibility therefor.
          (b) Chevron is currently engaged in making an environmental assessment of the EPR Refinery. If prior to the end of the Transition Period specified in Section 5, Chevron discovers any information regarding the environmental condition of the EPR Refinery which in Chevron’s reasonable judgment would materially impair the benefit of this agreement to Chevron, Chevron shall have the right to terminate this agreement upon giving written notice to RHC of such termination prior to the end of the Transition Period.
          (c) Chevron and RHC acknowledge the existence of certain governmental remedial and cleanup requirements with regard to the EPR Refinery. Chevron agrees to operate the Combined Facility subsequent to the Commencement Date in a prudent manner so as to comply with any such existing remedial or cleanup requirements or any such remedial or cleanup requirement that may be imposed in the future to the extent such requirements are applicable to the Designated Facilities.

          (d) Chevron shall assume initial responsibility for compliance with any governmental requirements with regard to all solid waste management units subject to corrective action under the Resource Conservation Recovery Act (“RCRA”) or the Texas Water Code or hazardous waste management activities subject to regulation under RCRA or the Texas Water Code, associated with operations at the EPR Refinery prior to the Commencement Date (whether currently identified or identified in the future), including but not limited to those sites identified in Exhibit H (“RCRA Sites”). Chevron shall invoice RHC each month for Chevron’s reasonable costs and expenses incurred in complying with any such remedial or cleanup requirements with regard to such RCRA Sites. RHC shall pay such invoice prior to the end of the month following the month in which such costs and expenses were incurred by Chevron. RHC shall have the right at any time to assume direct responsibility for compliance with any such remedial or cleanup requirements.
          (e) RHC shall reimburse Chevron for a percentage (specified below) of all costs and expenses incurred by Chevron in connection with cleanup or remediation of contamination located off of the EPR Refinery or the Chevron Refinery. Such percentage shall be equal to the percentage of such cleanup and remediation costs and expenses reasonably attributable to the cleanup or remediation of environmental contamination originating from operations at the EPR Refinery prior to the Commencement Date. Chevron shall invoice RHC each month for RHC’s percentage of such costs and expenses. RHC shall pay such invoice prior to the end of the month following the month in which such costs and expenses were incurred by Chevron. The parties hereto shall cooperate in seeking to recover such costs and expenses from potentially responsible third parties.

     10. Indemnity.
          Chevron shall save, and shall protect, indemnify and save harmless RHC, and its officers, directors, incorporators, shareholders, partners, employees, agents and servants from and against all liabilities, losses, obligations, claims, damages, penalties, fines, causes of action, suits, costs and expenses (including, without limitation, attorneys’ fees and expenses and such fees and expenses incurred in enforcing this indemnity) or judgments of any nature (collectively the “Indemnified Risks”) to the extent they arise from or relate to Chevron’s use, maintenance and operation of the Combined Facility during the term of this agreement. If any claim, action, suit or proceeding arising from any of the foregoing is brought against RHC or any other person indemnified or intended to be indemnified pursuant to this Section 10, Chevron shall, at Chevron’s expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Chevron and acceptable to the person or persons indemnified or intended to be indemnified under this Section 10, but such party shall be entitled to participate jointly in such defense, in which case such party shall be responsible for its own legal fees or other expenses, if any, related to such defense incurred subsequent to the joint participation by such party in such defense other than the reasonable costs of investigation. The obligations of Chevron under this Section 10 shall survive the termination of this agreement.
     11. Force Majeure.
          Either party shall be excused from the performance of its obligations under this agreement in the event and to the extent that such performance is delayed or prevented by any cause beyond its reasonable control, including without limitation acts of God, floods, fire, explosion, war (declared or undeclared), insurrection, strikes or other differences with employees (regardless whether such labor disturbance could be settled by acceding to the demands of a labor group), major process unit failure, or acts or orders of governmental authorities; provided in the event of any such contingency such party shall take all reasonable action to mitigate the effect or duration of such contingency. If the Combined Facility is able to operate at a reduced level despite such contingency, RHC’s entitlement to process or nominate crude oil and to receive petroleum products pursuant to Section 3 shall be adjusted in a fair and equitable manner to properly allocate the effect of the contingency between the parties.
     12. Condition and Use of Designated Facilities; Quiet Enjoyment.
          (a) RHC hereby warrants to Chevron that Chevron shall have the exclusive and uninterrupted right during the term hereof to utilize the Designated Facilities.
          (b) The Designated Facilities are made available in the present condition thereof, without representations and warranties of any kind as to their condition by RHC or any person acting on behalf of RHC. CHEVRON ACKNOWLEDGES AND AGREES THAT THE DESIGNATED FACILITIES HAVE NOT BEEN DESIGNED, CONSTRUCTED, MANUFACTURED OR MAINTAINED BY RHC, THAT RHC HAS NOT SUPPLIED ANY SPECIFICATIONS WITH RESPECT TO THE DESIGN, CONSTRUCTION, MANUFACTURE OR MAINTENANCE OF ANY DESIGNATED FACILITIES AND THAT RHC (i) IS NOT A MANUFACTURER OF, OR VENDOR OF, OR MERCHANT WITH RESPECT TO, ANY OF THE DESIGNATED FACILITIES, (ii) HAS NOT MADE ANY RECOMMENDATION, GIVEN ANY ADVICE OR TAKEN ANY OTHER ACTION WITH RESPECT TO THE CHOICE OF ANY MANUFACTURER, SUPPLIER OR TRANSPORTER OF, OR ANY VENDOR OF OR OTHER CONTRACTOR WITH RESPECT TO, THE DESIGNATED FACILITIES, (iii) HAS NEVER HAD PHYSICAL POSSESSION OF SUCH DESIGNATED FACILITIES OR MADE ANY INSPECTION THEREOF, AND (iv) HAS NOT

MADE AND IS NOT MAKING ANY WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE DESIGNATED FACILITIES, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER PRESENT OR FUTURE LAW OR OTHERWISE. CHEVRON EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER 17, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED BUSINESS & COMMERCIAL CODE.
          (c) During the term of this agreement, RHC hereby assigns to Chevron the benefits in respect of any manufacturer’s or vendor’s warranties or undertakings, express or implied, relating to any item of Designated Facilities (including any equipment or parts supplied therewith), and to the extent assignment of the same is prohibited or precludes enforcement of any such warranty or undertaking, RHC hereby subrogates Chevron to its rights in respect thereof. RHC hereby authorizes Chevron, at Chevron’s expense, to assert any and all claims, and to prosecute any and all suits, actions and proceedings, in its own name or in the name of RHC, in respect of any such warranty or undertaking and to retain the proceeds received. Notwithstanding anything else in this Section 12(c), RHC shall have the rights conferred on Chevron in this Section 12(c) if RHC incurs any unindemnified damage or liability relating to or in connection with any manufacturer’s or vendor’s warranty or undertaking.
     13. Representations and Warranties.
          (a) Chevron represents and warrants as follows:
     1. Chevron is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Chevron has all requisite corporate power and corporate authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Chevron is duly qualified and in good standing in the State of Texas, and is duly qualified and in good standing in each other United States jurisdiction in which the failure so to qualify would have a material adverse effect on Chevron.
     2. Chevron has all necessary corporate power and corporate authority to execute and deliver this agreement and to carry out the provisions hereof. All corporate action on the part of Chevron which is required for the valid and binding execution and delivery of, and compliance with, this agreement by Chevron has been duly and effectively taken. This agreement constitutes a legal, valid and binding obligation of Chevron, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3. Neither Chevron nor any of its properties or assets is subject to any contract or agreement, any provision of its Certificate of Incorporation or its By Laws, or other corporate restriction, any order, ruling, certificate, license, judgment, injunction or demand of any country, state, territory or political subdivision thereof or of any court, agency, board, commission, governmental instrumentality or other tribunal which materially adversely affects the ability of Chevron to perform its obligations under this agreement.

     4. To the best knowledge of Chevron, there presently exists no need to incur mandatory Expenditures, except as specified in Exhibit H.
          (b) RHC represents and warrants as follows:
     1. RHC is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. RHC has all requisite partnership power and partnership authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. RHC is duly qualified and in good standing in the State of Texas, and is duly qualified and in good standing in each other United States jurisdiction in which the failure so to qualify would have a material adverse effect on RHC.
     2. RHC has all necessary partnership power and partnership authority to execute and deliver this agreement and to carry out the provisions hereof. All partnership action on the part of RHC which is required for the valid and binding execution and delivery of, and compliance with, this agreement by RHC has been duly and effectively taken. This agreement constitutes a legal, valid and binding obligation of RHC, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3. Neither RHC nor any of its properties or assets is subject to any contract or agreement, any provision of its Agreement or Certificate of Limited Partnership or its By-Laws, or other corporate restriction, any order, ruling, certificate, license, judgment, injunction or demand of any country, state, territory or political subdivision thereof or of any court, agency, board, commission, governmental instrumentality or other tribunal which materially adversely affects the ability of RHC to perform its obligations under this agreement.
     14. Inspection; Right to Enter Premises; Information.
          (a) RHC or its authorized representatives may, (i) enter the premises of the EPR Refinery at reasonable times upon reasonable advance notice in order to inspect the Designated Facilities (subject to the availability thereof for inspection) and to inspect, audit and make copies of all documents and instruments in the possession of Chevron that are reasonably necessary or appropriate for RHC or such authorized representatives to determine the truth and accuracy of any statement, schedule, annex, exhibit or representation delivered or made hereunder or compliance by Chevron with any of the agreements herein contained and (ii) discuss the condition and performance of the Designated Facilities with the responsible officers of Chevron, and Chevron agrees to take such reasonable and customary steps as are appropriate to facilitate such inspections and discussions. RHC shall not incur any liability or obligation for not making any such inspection or for not conducting any discussion.
          (b) RHC or its authorized representatives may enter the premises of Chevron at reasonable times upon reasonable advance notice in order to inspect, audit and make copies of (i) the records referred to in Section 3(e) hereof and (ii) all documents and instruments in the possession of Chevron that are reasonably necessary or appropriate for RHC or such authorized representatives to determine the truth and accuracy of any statement, schedule, annex or exhibit delivered or made hereunder, or to determine compliance with any provisions of this agreement.

          (c) Chevron shall upon request by RHC provide RHC with copies of any documents referred to in Section 14(b) provided that the cost of such copies shall be borne by RHC.
          (d) Any data obtained by RHC pursuant hereto which is designated by Chevron as proprietary or confidential shall be held in confidence by RHC.
     15. Liens.
          (a) Chevron shall not directly or indirectly create or permit to be created or to remain, and shall discharge, any mortgage, attachment, lien (including any tax lien other than such arising from the failure of RHC to discharge property taxes for which RHC is responsible pursuant to Section 8), charge, security interest or other encumbrance of any nature whatsoever on, in or with respect to the Designated Facilities or any part thereof (“Liens”) other than (i) Liens created directly or indirectly or acquiesced in by RHC, (ii) any Lien being contested as permitted by Section 15(b), (iii) Liens of mechanics, laborers, garagemen, garage-keepers, materialmen, suppliers, vendors, workmen, carriers and any other statutory or common law possessory Liens created in the ordinary course of business for sums of money (other than borrowed money) which under the terms of the related contracts are not at the time due and (iv) Liens which are of record on the Commencement Date.
          (b) After prior notice to RHC, Chevron may at its expense contest, by appropriate proceedings conducted in good faith and with due diligence, any Lien which Chevron is obligated to discharge or pay to any person other than RHC. Chevron shall pay, and save RHC harmless against, all losses, judgments, decrees and reasonable costs, including attorneys’ fees and expenses and such fees and expenses incurred in enforcing this indemnity, in connection with any such contest and shall, promptly after the final determination of such contest, pay and discharge the amounts which shall be imposed or determined to be payable therein; together with all penalties, reasonable costs and expenses incurred in connection therewith.
     16. Events of Default and Remedies.
          (a) Each of the following acts or occurrences shall constitute an “Event of Default” hereunder:
     1. default by a party in the performance of any covenant, liability or obligation of such party to the other and the continuance of such default for 30 days after notice to such party of such default from the other; or
     2. any representation or warranty made by a party herein or otherwise in writing in connection with or pursuant to this agreement shall be false or misleading in any material adverse respect on the date as of which made or reaffirmed; or
     3. a party shall (1) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (2) consent to the institution of any such proceeding or the filing of any such petition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for a party or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due or (7) take corporate action for the purpose of effecting any of the foregoing; or

     4. an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of a party, or of a substantial part of its property, under Title ii of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for a party or for a substantial part of its property or (3) the winding-up or liquidation of a party; and such proceeding or petition shall continue undismissed for 60 days and the other party determines in its sole discretion that such proceeding or petition is not frivolous and notifies such party of such determination (it being understood that the notifying party need not make any investigation), or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days.
          (b) Upon the occurrence and during the continuance of any Event of Default, the non-defaulting party may in its discretion do any one or more of the following:
     1. proceed by appropriate judicial proceedings, either at law or in equity or in bankruptcy, to enforce performance or observance by the defaulting party of the applicable provisions of this agreement, or to recover damages for the breach of any thereof; or
     2. by notice to the defaulting party terminate this agreement; provided that RHC shall have no right to terminate this agreement except based on a breach by Chevron of Chevron’s obligation under Section 3(b) to deliver petroleum products to RHC and Chevron shall have no right to terminate this agreement except based on a breach by RHC of its obligation to pay processing fees under Section 3(c). No such termination shall relieve the defaulting party of its obligations to the other party accruing prior to termination.
          (c) The remedies herein provided in case of an Event of Default shall not be deemed to be exclusive, but shall be cumulative and shall be in addition to all other remedies existing at law, inequity or in bankruptcy.
          (d) Notwithstanding Section 11, if the Combined Facility is shut down for a period of six months by reason of any governmental order or an injunction issued on behalf of a governmental entity, RHC shall have the right to terminate this agreement by written notice to Chevron.
     17. Notices.
          All notices to be given under this agreement shall be in writing and shall be deemed to have been duly given if delivered personally, delivered by a recognized overnight commercial carrier, or telecopied with receipt acknowledged, to the party at the address set forth below or such other address as such party shall have designated by 10 days’ prior written notice to the other:
If to Chevron:
Chevron U.S.A. Products Company
6501 Trowbridge Drive
El Paso, Texas 79905
Attention: Refinery Manager
If to RHC:
Refinery Holding Company, L.P.
Attention: Timothy J. Bennett, Manager
c/o Capital Equipment Financing, Inc.
1211 Avenue of the Americas
New York, New York 10036

     18. Entire Agreement.
          This agreement and the exhibits hereto constitute the entire agreement between RHC and Chevron with respect to the subject matter hereof, and supersede all prior oral or written agreements, commitments or understandings with respect thereto. No amendment to this agreement shall be binding on the parties unless in writing and signed by authorized representatives of both parties. The headings in this agreement are for convenience of reference only and shall not be used to construe or interpret the meaning of any provision.
     19. Assignment.
          Either party hereto shall have the right to assign its rights or delegate its duties hereunder if it first obtains the written consent of the other party, which consent shall not unreasonably be withheld.
     20. Governing Law.
          This agreement shall be governed by the laws of the State of Texas, without regard to rules concerning choice of law.
     21. Dispute Resolution.
          In the event of any dispute between the parties hereto, each party shall promptly appoint a negotiator, other than legal counsel (unless the parties agree otherwise), knowledgeable about the subject matter under dispute to represent them in settlement negotiations. The negotiator for each party should be a person that has (or can expeditiously obtain) settlement authority for resolving disputes of the nature in question. If the negotiators are unable to resolve such dispute, they may, if they so elect, select a mutually satisfactory third party mediator having expertise in the area under dispute to help expedite a resolution of the matter. The cost of any such mediator shall be borne equally by the parties. If the parties are unable to resolve the dispute within 60 days following the appointment of the negotiators (or such longer period as may be mutually agreed upon), the matter shall be referred for arbitration pursuant to Section 22.
     22. Arbitration.
          Any dispute, controversy or claim arising out of or relating to his agreement, or the breach, termination or validity thereof, shall be submitted for arbitration at E1 Paso, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with such rules; provided that, unless otherwise agreed to in writing by the parties, the award rendered by the arbitrators shall not be binding on the parties. Any party dissatisfied with such award shall retain all rights to have such matter adjudicated de novo by a court.
     23. Conflict of Interest.
          No director, employee or agent of either party has given or received or shall give or receive any commission, fee, rebate, gift of entertainment of significant value, or has entered or shall enter into any business arrangement (without that party’s prior written consent) with any director, employee or agent of the other party. Either party shall have the right to have the books of the other audited by a third party for the purpose of assuring compliance with this Section 23.
          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

REFINERY HOLDING COMPANY, L.P.

By:	REFINERY COMPANY, L.C.,
general partner

By:	/s/ Timothy J. Bennett
Timothy J. Bennett Manager

CHEVRON U.S.A. INC.

By:	/s/ D. R. Hoyer
D. R. Hoyer Executive Vice President